Exhibit 10.16

EXECUTION COPY

AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

THIS AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT (the “Agreement”) is made as of the 29th day of March, 2012 by and among OvaScience, Inc., a Delaware corporation, (the “Company”), the Investors listed on Schedule A and the Key Holders listed on Schedule B.

WHEREAS, each Key Holder is the beneficial owner of the number of shares of Capital Stock (as defined below), or of options to purchase Common Stock (as defined below), set forth opposite the name of such Key Holder on Schedule B;

WHEREAS, certain Investors (the “Series A Purchasers”) acquired an aggregate of 6,200,000 shares of Series A Preferred Stock, $0.001 par value per share, of the Company (the “Series A Preferred Stock”) pursuant to the terms of a Series A Preferred Stock Purchase Agreement dated as of July 13, 2011 by and among the Company, the Series A Purchasers and certain other parties named therein (the “Series A Purchase Agreement”);

WHEREAS, certain Investors (the “Series B Purchasers”) are acquiring an aggregate of up to 6,770,563 shares of Series B Preferred Stock, $0.001 par value per share, of the Company (the “Series B Preferred Stock”) pursuant to the terms of a Series B Preferred Stock Purchase Agreement dated as of the date hereof by and among the Company and the Series B Purchasers (the “Purchase Agreement”);

WHEREAS, the Company, the Key Holders and the Series A Purchasers are parties to a certain Right of First Refusal and Co-Sale Agreement dated as of July 13, 2011 (the “Original Agreement”);

WHEREAS, the undersigned represent (i) the Company, (ii) the Key Holders (as defined in the Original Agreement) holding a majority of the shares of Transfer Stock (as defined in the Original Agreement) held by all of the Key Holders who are providing services to the Company as officers, employees or consultants and (iii) the holders of at least two-thirds of the shares of Common Stock of the Company issued or issuable upon conversion of the outstanding shares of Series A Preferred Stock held by the Investors (as defined in the Original Agreement) (voting as a single class and on an as-converted basis), as required for amendment of the Original Agreement; and

WHEREAS, it is a condition to the obligations of the Series B Purchasers under the Purchase Agreement that this Agreement be executed by the parties hereto, and the parties to the Original Agreement desire to amend and restate the Original Agreement and to include the Series B Purchasers as parties.

NOW, THEREFORE, the parties agree to amend and restate the Original Agreement in its entirety and further agree as follows:

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1.                                      Definitions.

1.1.                            “Affiliate” means, with respect to any specified Investor, any other Investor who directly or indirectly, controls, is controlled by or is under common control with such Investor, including without limitation any general partner, managing member, officer or director of such Investor, or any venture capital fund now or hereafter existing which is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, such Investor; provided, however, that any entities for which E. Jeffrey Peierls has investment authority shall be deemed Affiliates of each other.

1.2.                            “Capital Stock” means (a) shares of Common Stock and Preferred Stock (whether now outstanding or hereafter issued in any context), (b) shares of Common Stock issued or issuable upon conversion of Preferred Stock and (c) shares of Common Stock issued or issuable upon exercise or conversion, as applicable, of stock options, warrants or other convertible securities of the Company, in each case now owned or subsequently acquired by any Key Holder, any Investor, or their respective successors or permitted transferees or assigns. For purposes of the number of shares of Capital Stock held by an Investor or Key Holder (or any other calculation based thereon), all shares of Preferred Stock, any other convertible securities of the Company and any options and warrants exercisable for Common Stock shall be deemed to have been converted into Common Stock at the then-applicable conversion ratio.

1.3.                            “Common Stock” means shares of Common Stock of the Company, $0.001 par value per share.

1.4.                            “Company Notice” means written notice from the Company notifying the selling Key Holders that the Company intends to exercise its Right of First Refusal as to some or all of the Transfer Stock with respect to any Proposed Key Holder Transfer.

1.5.                            “Investor Notice” means written notice from a Significant Investor notifying the Company and the selling Key Holder that such Significant Investor intends to exercise its Secondary Refusal Right as to a portion of the Transfer Stock with respect to any Proposed Key Holder Transfer.

1.6.                            “Investors” means the persons named on Schedule A hereto, each person to whom the rights of an Investor are assigned pursuant to Subsection 6.9, each person who hereafter becomes a signatory to this Agreement pursuant to Subsection 6.11 and any one of them, as the context may require.

1.7.                            “Key Holders” means the persons named on Schedule B hereto, each person to whom the rights of a Key Holder are assigned pursuant to Subsection 3.1, each person who hereafter becomes a signatory to this Agreement pursuant to Subsection 6.9 or 6.17 and any one of them, as the context may require.

1.8.                            “Major Investor” means each of (i) General Catalyst Group V, L.P. or an Affiliate thereof, (ii) BVP VII Special Opportunity Fund L.P. or an Affiliate thereof and (iii) Longwood Fund, L.P. or an Affiliate thereof, provided, that if any of the Persons mentioned in clauses (i) — (iii) transfers shares of Preferred Stock (including any shares of Common Stock issued upon conversion of such shares of Preferred Stock) held by it to an Affiliate, such

Affiliate may become a Major Investor in lieu of such transferring entity, but in no event shall there be more than three Major Investors at any one time, and provided further, that the then current Major Investor shall furnish the Company with prior written notice of the name and address of any Affiliate to which the Major Investor status is being assigned or transferred.

1.9.                            “Preferred Stock” means the shares of Series A Preferred Stock and Series B Preferred Stock.

1.10.                     “Proposed Key Holder Transfer” means any assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition of or any other like transfer or encumbering of any Transfer Stock (or any interest therein) proposed by any of the Key Holders.

1.11.                     “Proposed Transfer Notice” means written notice from a Key Holder setting forth the terms and conditions of a Proposed Key Holder Transfer.

1.12.                     “Prospective Transferee” means any person to whom a Key Holder proposes to make a Proposed Key Holder Transfer.

1.13.                     “Restated Certificate” means the Company’s Second Amended and Restated Certificate of Incorporation, as amended and/or restated from time to time.

1.14.                     “Right of Co-Sale” means the right, but not an obligation, of a Significant Investor to participate in a Proposed Key Holder Transfer on the terms and conditions specified in the Proposed Transfer Notice.

1.15.                     “Right of First Refusal” means the right, but not an obligation, of the Company, or its permitted transferees or assigns, to purchase some or all of the Transfer Stock with respect to a Proposed Key Holder Transfer, on the terms and conditions specified in the Proposed Transfer Notice.

1.16.                     “Secondary Notice” means written notice from the Company notifying the Significant Investors and the selling Key Holder that the Company does not intend to exercise its Right of First Refusal as to all shares of Transfer Stock with respect to any Proposed Key Holder Transfer.

1.17.                     “Secondary Refusal Right” means the right, but not an obligation, of each Significant Investor to purchase up to its pro rata portion (based upon the total number of shares of Capital Stock then held by all Significant Investors) of any Transfer Stock not purchased pursuant to the Right of First Refusal, on the terms and conditions specified in the Proposed Transfer Notice.

1.18.                     “Significant Investor” means any Investor that, individually or together with such Investor’s Affiliates, initially purchased at least 270,000 shares of Preferred Stock (as adjusted for any stock dividend, stock split, combination or similar recapitalization with respect to the Preferred Stock) pursuant to the Series A Purchase Agreement or the Purchase Agreement and holds, as of the date of determination, at least twenty percent (20%) of such shares of Preferred Stock originally purchased by such Investor or such Investor’s Affiliate (including any shares of Common Stock issued upon conversion of such shares of Preferred Stock), and any transferee of shares of Preferred Stock of any such Investor, if such transferee, individually or together with its Affiliates, holds at least twenty percent (20%) of such shares of Preferred Stock originally purchased by such Investor (including any shares of Common Stock issued upon conversion of such shares of Preferred Stock).

1.19.                     “Transfer Stock” means shares of Capital Stock owned by a Key Holder, or issued to a Key Holder after the date hereof (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), but does not include any shares of Preferred Stock or Common Stock issued or issuable upon conversion of Preferred Stock.

1.20.                     “Undersubscription Notice” means written notice from a Significant Investor notifying the Company and the selling Key Holder that such Significant Investor intends to exercise its option to purchase all or any portion of the Transfer Stock not purchased pursuant to the Right of First Refusal or the Secondary Refusal Right.

2.                                      Agreement Among the Company, the Investors and the Key Holders.

2.1.                            Right of First Refusal.

(a)                                 Grant.  Subject to the terms of Section 3 below, each Key Holder hereby unconditionally and irrevocably grants to the Company a Right of First Refusal to purchase all or any portion of Transfer Stock that such Key Holder may propose to transfer in a Proposed Key Holder Transfer, at the same price and on the same terms and conditions as those offered to the Prospective Transferee.

(b)                                 Notice.  Each Key Holder proposing to make a Proposed Key Holder Transfer must deliver a Proposed Transfer Notice to the Company and each Investor not later than forty-five (45) days prior to the consummation of such Proposed Key Holder Transfer.  Such Proposed Transfer Notice shall contain the material terms and conditions (including price and form of consideration) of the Proposed Key Holder Transfer and the identity of the Prospective Transferee.  To exercise its Right of First Refusal under this Section 2, the Company must deliver a Company Notice to the selling Key Holder within fifteen (15) days after delivery of the Proposed Transfer Notice.  In the event of a conflict between this Agreement and any other agreement that may have been entered into by a Key Holder with the Company that contains a preexisting right of first refusal, the Company and the Key Holder acknowledge and agree that the terms of this Agreement shall control and the preexisting right of first refusal shall be deemed satisfied by compliance with Subsection 2.1(a) and this Subsection 2.1(b).

(c)                                  Grant of Secondary Refusal Right to Significant Investors.  Subject to the terms of Section 3 below, each Key Holder hereby unconditionally and irrevocably grants to the Significant Investors a Secondary Refusal Right to purchase all or any portion of the Transfer Stock not purchased by the Company pursuant to the Right of First Refusal, as provided in this Subsection 2.1(c).  If the Company does not intend to exercise its Right of First Refusal with respect to all Transfer Stock subject to a Proposed Key Holder Transfer, the Company must deliver a Secondary Notice to the selling Key Holder and to each Significant Investor to that effect no later than fifteen (15) days after the selling Key Holder delivers the Proposed Transfer

Notice to the Company.  To exercise its Secondary Refusal Right, a Significant Investor must deliver an Investor Notice to the selling Key Holder and the Company within ten (10) days after the Company’s deadline for its delivery of the Secondary Notice as provided in the preceding sentence.

(d)                                 Undersubscription of Transfer Stock.  If options to purchase have been exercised by the Company and the Significant Investors with respect to some but not all of the Transfer Stock by the end of the 10-day period specified in the last sentence of Subsection 2.1(c)) (the “Investor Notice Period”), then the Company shall, immediately after the expiration of the Investor Notice Period, send written notice (the “Company Undersubscription Notice”) to those Significant Investors who fully exercised their Secondary Refusal Right within the Investor Notice Period (the “Exercising Investors”).  Each Exercising Investor shall, subject to the provisions of this Subsection 2.1(d), have an additional option to purchase all or any part of the balance of any such remaining unsubscribed shares of Transfer Stock on the terms and conditions set forth in the Proposed Transfer Notice.  To exercise such option, an Exercising Investor must deliver an Undersubscription Notice to the selling Key Holder and the Company within ten (10) days after the expiration of the Investor Notice Period.  In the event there are two or more such Exercising Investors that choose to exercise the last-mentioned option for a total number of remaining shares in excess of the number available, the remaining shares available for purchase under this Subsection 2.1(d) shall be allocated to such Exercising Investors pro rata based on the number of shares of Transfer Stock such Exercising Investors have elected to purchase pursuant to the Secondary Refusal Right (without giving effect to any shares of Transfer Stock that any such Exercising Investor has elected to purchase pursuant to the Company Undersubscription Notice).  If the options to purchase the remaining shares are exercised in full by the Exercising Investors, the Company shall immediately notify all of the Exercising Investors and the selling Key Holder of that fact.

(e)                                  Forfeiture of Rights.  Notwithstanding the foregoing, if the total number of shares of Transfer Stock that the Company and the Significant Investors have agreed to purchase in the Company Notice, Investor Notices and Undersubscription Notices is less than the total number of shares of Transfer Stock, then the Company and the Significant Investors shall be deemed to have forfeited any right to purchase such Transfer Stock, and the selling Key Holder shall be free to sell all, but not less than all, of the Transfer Stock to the Prospective Transferee on terms and conditions substantially similar to (and in no event more favorable than) the terms and conditions set forth in the Proposed Transfer Notice, it being understood and agreed that (i) any such sale or transfer shall be subject to the other terms and restrictions of this Agreement, including without limitation the terms and restrictions set forth in Subsections 2.2 and 6.9(b); (ii) any future Proposed Key Holder Transfer shall remain subject to the terms and conditions of this Agreement, including this Section 2; and (iii) such sale shall be consummated within forty-five (45) days after receipt of the Proposed Transfer Notice by the Company and, if such sale is not consummated within such forty-five (45) day period, such sale shall again become subject to the Right of First Refusal and Secondary Refusal Right on the terms set forth herein.

(f)                                   Consideration; Closing.  If the consideration proposed to be paid for the Transfer Stock is in property, services or other non-cash consideration, the fair market value of the consideration shall be as determined in good faith by the Company’s Board of

Directors (the “Board of Directors”) and as set forth in the Company Notice.  If the Company or any Significant Investor cannot for any reason pay for the Transfer Stock in the same form of non-cash consideration, the Company or such Significant Investor may pay the cash value equivalent thereof, as determined in good faith by the Board of Directors and as set forth in the Company Notice.  The closing of the purchase of Transfer Stock by the Company and the Significant Investors shall take place, and all payments from the Company and the Significant Investors shall have been delivered to the selling Key Holder, by the later of (i) the date specified in the Proposed Transfer Notice as the intended date of the Proposed Key Holder Transfer and (ii) forty-five (45) days after delivery of the Proposed Transfer Notice.

2.2.                            Right of Co-Sale.

(a)                                 Exercise of Right.  If any Transfer Stock subject to a Proposed Key Holder Transfer is not purchased pursuant to Subsection 2.1 above and thereafter is to be sold to a Prospective Transferee, each respective Significant Investor may elect to exercise its Right of Co-Sale and participate on a pro rata basis in the Proposed Key Holder Transfer as set forth in Subsection 2.2(b) below and, subject to Subsection 2.2(d), otherwise on the same terms and conditions specified in the Proposed Transfer Notice. Each Significant Investor who desires to exercise its Right of Co-Sale (each, a “Participating Investor”) must give the selling Key Holder written notice to that effect within fifteen (15) days after the deadline for delivery of the Secondary Notice described above, and upon giving such notice such Participating Investor shall be deemed to have effectively exercised the Right of Co-Sale.

(b)                                 Shares Includable.  Each Participating Investor may include in the Proposed Key Holder Transfer all or any part of such Participating Investor’s Capital Stock equal to the product obtained by multiplying (i) the aggregate number of shares of Transfer Stock subject to the Proposed Key Holder Transfer (excluding shares purchased by the Company or the Participating Investors pursuant to the Right of First Refusal or the Secondary Refusal Right) by (ii) a fraction, the numerator of which is the number of shares of Capital Stock owned by such Participating Investor immediately before consummation of the Proposed Key Holder Transfer and the denominator of which is the total number of shares of Capital Stock owned, in the aggregate, by all Participating Investors immediately prior to the consummation of the Proposed Key Holder Transfer, plus the number of shares of Transfer Stock held by the selling Key Holders.  To the extent one or more of the Participating Investors exercise such right of participation in accordance with the terms and conditions set forth herein, the number of shares of Transfer Stock that the selling Key Holder may sell in the Proposed Key Holder Transfer shall be correspondingly reduced.

(c)                                  Purchase and Sale Agreement.  The Participating Investors and the selling Key Holder agree that the terms and conditions of any Proposed Key Holder Transfer in accordance with Subsection 2.2 will be memorialized in, and governed by, a written purchase and sale agreement with the Prospective Transferee (the “Purchase and Sale Agreement”) with customary terms and provisions for such a transaction, and the Participating Investors and the selling Key Holder further covenant and agree to enter into such Purchase and Sale Agreement as a condition precedent to any sale or other transfer in accordance with this Subsection 2.2.

(d)                                 Allocation of Consideration.  The aggregate consideration payable to the Participating Investors and the selling Key Holder shall be allocated based on the number of shares of Capital Stock sold to the Prospective Transferee by each Participating Investor and the selling Key Holder as provided in Subsection 2.2(b), provided that if a Participating Investor wishes to sell Preferred Stock, the terms of the Purchase and Sale Agreement shall provide that the aggregate consideration from such transfer shall be allocated to the Participating Investors and the selling Key Holder in accordance with Sections 2.1 and 2.2 of Article IV(B) of the Restated Certificate as if (A) such transfer were a Deemed Liquidation Event (as defined in the Restated Certificate) and (B) the Capital Stock sold in accordance with the Purchase and Sale Agreement were the only Capital Stock outstanding.  In the event that a portion of the aggregate consideration payable to the Participating Investor(s) and selling Key Holder is placed into escrow, the Purchase and Sale Agreement shall provide that (x) the portion of such consideration that is not placed in escrow (the “Initial Consideration”) shall be allocated in accordance with Sections 2.1 and 2.2 of Article IV(B) of the Restated Certificate as if the Initial Consideration were the only consideration payable in connection with such transfer and (y) any additional consideration which becomes payable to the Participating Investor(s) and selling Key Holder upon release from escrow shall be allocated in accordance with Sections 2.1 and 2.2 of Article IV(B) of the Restated Certificate after taking into account the previous payment of the Initial Consideration as part of the same transfer.

(e)                                  Purchase by Selling Key Holder; Deliveries.  Notwithstanding Subsection 2.2(c) above, if any Prospective Transferee or Transferees refuse(s) to purchase securities subject to the Right of Co-Sale from any Participating Investor or Investors or upon the failure to negotiate in good faith a Purchase and Sale Agreement reasonably satisfactory to the Participating Investors, no Key Holder may sell any Transfer Stock to such Prospective Transferee or Transferees unless and until, simultaneously with such sale, such Key Holder purchases all securities subject to the Right of Co-Sale from such Participating Investor or Investors on the same terms and conditions (including the proposed purchase price) as set forth in the Proposed Transfer Notice, subject to Subsection 2.2(d).  In connection with such purchase by the selling Key Holder, such Participating Investor or Investors shall deliver to the selling Key Holder a stock certificate or certificates, properly endorsed for transfer, representing the Capital Stock being purchased by the selling Key Holder.  Each such stock certificate delivered to the selling Key Holder will be transferred to the Prospective Transferee against payment therefor in consummation of the sale of the Transfer Stock pursuant to the terms and conditions specified in the Proposed Transfer Notice, and the selling Key Holder shall concurrently therewith remit or direct payment to each such Participating Investor the portion of the aggregate consideration to which each such Participating Investor is entitled by reason of its participation in such sale as provided in this Subsection 2.2(e).

(f)                                   Additional Compliance.  If any Proposed Key Holder Transfer is not consummated within forty-five (45) days after receipt of the Proposed Transfer Notice by the Company, the Key Holders proposing the Proposed Key Holder Transfer may not sell any Transfer Stock unless they first comply in full with each provision of this Section 2.  The exercise or election not to exercise any right by any Significant Investor hereunder shall not adversely affect its right to participate in any other sales of Transfer Stock subject to this Subsection 2.2.

2.3.                            Effect of Failure to Comply.

(a)                                 Transfer Void; Equitable Relief.  Any Proposed Key Holder Transfer not made in compliance with the requirements of this Agreement shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company.  Each party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate.  Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Transfer Stock not made in strict compliance with this Agreement).

(b)                                 Violation of First Refusal Right.  If any Key Holder becomes obligated to sell any Transfer Stock to the Company or any Significant Investor under this Agreement and fails to deliver such Transfer Stock in accordance with the terms of this Agreement, the Company and/or such Significant Investor may, at its option, in addition to all other remedies it may have, send to such Key Holder the purchase price for such Transfer Stock as is herein specified and transfer to the name of the Company or such Significant Investor (or request that the Company effect such transfer in the name of an Significant Investor) on the Company’s books the certificate or certificates representing the Transfer Stock to be sold.

(c)                                  Violation of Co-Sale Right.  If any Key Holder purports to sell any Transfer Stock in contravention of the Right of Co-Sale (a “Prohibited Transfer”), each Significant Investor who desires to exercise its Right of Co-Sale under Subsection 2.2 may, in addition to such remedies as may be available by law, in equity or hereunder, require such Key Holder to purchase from such Significant Investor the type and number of shares of Capital Stock that such Significant Investor would have been entitled to sell to the Prospective Transferee had the Prohibited Transfer been effected in compliance with the terms of Subsection 2.2.  The sale will be made on the same terms, including, without limitation, as provided in Subsection 2.2(d), and subject to the same conditions as would have applied had the Key Holder not made the Prohibited Transfer, except that the sale (including, without limitation, the delivery of the purchase price) must be made within ninety (90) days after the Significant Investor learns of the Prohibited Transfer, as opposed to the timeframe proscribed in Subsection 2.2.  Such Key Holder shall also reimburse each Significant Investor for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Significant Investor’s rights under Subsection 2.2.

3.                                      Exempt Transfers.

3.1.                            Exempted Transfers.  Notwithstanding the foregoing or anything to the contrary herein, the provisions of Subsections 2.1 and 2.2 shall not apply: (a) in the case of a Key Holder that is an entity, upon a transfer by such Key Holder to its stockholders, members, partners or other equity holders, (b) to a repurchase of Transfer Stock from a Key Holder by the Company at a price no greater than that originally paid by such Key Holder for such Transfer Stock and pursuant to an agreement containing vesting and/or repurchase provisions approved by a majority of the Board of Directors, (c) in the case of a Key Holder that is a natural person, upon a transfer of Transfer Stock by such Key Holder made for bona fide estate planning purposes, either during his or her lifetime or on death by will or intestacy to his or her spouse, child (natural or adopted), or any other direct lineal descendant of such Key Holder (or his or her spouse) (all of the foregoing collectively referred to as “Family Members”), or any other person approved by the Board of Directors, or any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by, such Key Holder or any such Family Members, or (d) to the sale by the Key Holder of Transfer Stock held by such Key Holder to another Key Holder; provided that in the case of clause(s) (a), (c) or (d), the Key Holder shall deliver prior written notice to the Significant Investors of such gift or transfer and such shares of Transfer Stock shall at all times remain subject to the terms and restrictions set forth in this Agreement and such transferee shall, as a condition to such issuance, deliver a counterpart signature page to this Agreement as confirmation that such transferee shall be bound by all the terms and conditions of this Agreement as a Key Holder (but only with respect to the securities so transferred to the transferee), including the obligations of a Key Holder with respect to Proposed Key Holder Transfers of such Transfer Stock pursuant to Section 2; and provided, further, in the case of any transfer pursuant to clause (a) or (c) above, that such transfer is made pursuant to a transaction in which there is no consideration actually paid for such transfer.

3.2.                            Exempted Offerings.  Notwithstanding the foregoing or anything to the contrary herein, the provisions of Section 2 shall not apply to the sale of any Transfer Stock (a) to the public in an offering pursuant to a Qualified Public Offering (as defined in the Restated Certificate) or (b) pursuant to a Deemed Liquidation Event (as defined in the Restated Certificate).

3.3.                            Prohibited Transferees.  Notwithstanding the foregoing, no Key Holder shall transfer any Transfer Stock to (a) any entity which, in the determination of the Board of Directors, directly or indirectly competes with the Company or (b) any customer, distributor or supplier of the Company, if the Board of Directors should determine that such transfer would result in such customer, distributor or supplier receiving information that would place the Company at a competitive disadvantage with respect to such customer, distributor or supplier.

4.                                      Legend.  Each certificate representing shares of Transfer Stock held by the Key Holders or issued to any permitted transferee in connection with a transfer permitted by Subsection 3.1 hereof shall be endorsed with the following legend:

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO, AND IN CERTAIN CASES PROHIBITED BY, THE TERMS AND CONDITIONS OF A CERTAIN RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT BY AND AMONG THE STOCKHOLDER, THE CORPORATION AND CERTAIN OTHER HOLDERS OF STOCK OF THE CORPORATION.  COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.

Each Key Holder agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in this Section 4 above to enforce the provisions of this Agreement, and the Company agrees to promptly do so.  The legend shall be removed upon termination of this Agreement at the request of the holder.

5.                                      Lock-Up.

5.1.                            Agreement to Lock-Up in Connection with Initial Public Offering. Subject to Subsection 5.2, each Key Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company’s initial firm commitment underwritten public offering (the “IPO”) and ending on the date specified by the Company and the managing underwriter (such period not to exceed 180 days), or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Capital Stock held immediately prior to the effectiveness of the registration statement for the IPO or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Capital Stock, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Capital Stock or other securities, in cash or otherwise.  The foregoing provisions of this Subsection 5.1 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement. The underwriters in connection with the IPO are intended third-party beneficiaries of this Subsection 5.1 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.  Each Key Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in the IPO that are consistent with this Subsection 5.1 or that are necessary to give further effect thereto.

5.2.                            Agreement to Lock-Up in Connection with Form 10 Registration Statement.  Upon the Company’s filing of a Form 10 registration statement (the “Form 10”) with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended, each Key Holder hereby agrees that it will not, without the prior written consent of the Company, during the period commencing on the date on which the SEC informs the Company that it has completed its review of the Form 10 and ending on the earlier of (x) 270 days following the commencement of trading of the Common Stock on a national securities exchange (e.g., NASDAQ Capital Market) (the “Trading Date”) and (y) three years after the date hereof, (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Capital Stock or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Capital Stock, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Capital Stock or other securities, in cash or otherwise.  The foregoing provisions of this Subsection 5.2 shall not apply to (i) any shares of Series B Preferred Stock or shares of Common Stock issued or issuable upon conversion of shares of Series B Preferred Stock; (ii) shares of Common Stock acquired in open market transactions after the Trading Date; (iii) transactions relating to shares of Common Stock purchased in accordance with clause (ii); (iv) in the case of a Key Holder that is an entity, a transfer by such Key Holder to its stockholders, members, partners or other equity holders, provided that no consideration is actually paid for such transfer; (v) a repurchase of Common Stock by the Company at a price no greater than that originally paid by such Key Holder for such Common Stock and pursuant to an agreement containing vesting and/or repurchase provisions approved by a majority of the Board of Directors; (vi) in the case of a Key Holder that is a natural person, a transfer of Capital Stock made for bona fide estate planning purposes, either during such Key Holder’s lifetime or on death by will or intestacy to his or her Family Members or any other person approved by the Board of Directors, or any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or the ownership interests of which are owned wholly by, such Key Holder or any such Family Members, provided in all cases referred to in this clause (vi) that no consideration is actually paid for such transfer and (vii) the receipt of a stock option, shares of restricted Common Stock or other awards, or the exercise of a stock option, granted under the Company’s 2011 Stock Incentive Plan or other stock option plan approved by a majority of the Board of Directors.  Each Key Holder further agrees to execute such agreements as may be reasonably requested by the Company that are consistent with this Subsection 5.2 or that are necessary to give further effect thereto.

5.3.                            Stop Transfer Instructions.  In order to enforce the foregoing covenants, the Company may impose stop-transfer instructions with respect to the shares of Capital Stock of each Key Holder subject to such covenants (and transferees and assignees thereof) until the end of such restricted period.

6.                                      Miscellaneous.

6.1.                            Term.  This Agreement shall automatically terminate upon the earliest to occur of (a) the consummation of a Deemed Liquidation Event (as defined in the Restated Certificate), (b) immediately prior to the conversion of all shares of Preferred Stock into Common Stock in accordance with Article Fourth, Section B.5.1 of the Restated Certificate, and (c) with respect to a particular Investor, on the date on which such Investor ceases to be a Significant Investor; provided, however, that the obligations of the Key Holders and the rights of the Company under Section 5 shall survive the termination of this Agreement for so long as any applicable lock-up period remains in effect or is potentially applicable.

6.2.                            Stock Split.  All references to numbers of shares in this Agreement shall be appropriately adjusted to reflect any stock dividend, split, combination or other recapitalization affecting the Capital Stock occurring after the date of this Agreement.

6.3.                            Ownership.  Each Key Holder represents and warrants that such Key Holder is the sole legal and beneficial owner of the shares of Transfer Stock subject to this Agreement and that no other person or entity has any interest in such shares (other than a community property interest as to which the holder thereof has acknowledged and agreed in writing to the restrictions and obligations hereunder).

6.4.                            Dispute Resolution.  The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.

6.5.                            Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or:  (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at their address as set forth on Schedule A or Schedule B hereof, as the case may be, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 6.5.  If notice is given to the Company, it shall be sent to The Prudential Tower, 800 Boylston Street, Suite 1555, Boston, MA 02199, Attn:  Chief Executive Officer; and a copy (which shall not constitute notice) shall also be sent to Wilmer Cutler Pickering Hale and Dorr, LLP, 850 Winter Street, Waltham, MA 02451, Attn: Lia Der Marderosian; and if notice is given to the Investors, a copy (which shall not constitute notice) shall also be given to Goodwin Procter LLP, 53 State Street, Boston, MA 02109, Attn: Michael H. Bison.

6.6.                            Amendment of Original Agreement; Entire Agreement.  The Original Agreement is hereby amended and restated in its entirety by this Agreement and the provisions of the Original Agreement shall no longer be of any force or effect.  This Agreement (including the Exhibits and Schedules hereto) constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties (including, without limitation, the Original Agreement) are expressly canceled.

6.7.                            Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.8.                            Amendment; Waiver and Termination.  This Agreement may be amended, modified or terminated (other than pursuant to Section 6.1 above) and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) the Company, (b) the Key Holders holding a majority of the shares of Transfer Stock then held by all of the Key Holders who are then providing services to the Company as officers, employees or consultants, and (c) the holders of at least seventy percent (70%) of the shares of Common Stock issued or issuable upon conversion of the then outstanding shares of Preferred Stock held by the Significant Investors (voting as a single class and on an as-converted basis), which holders shall include at least two Major Investors but only for so long as at least two Major Investors remain Significant Investors. Any amendment, modification, termination or waiver so effected shall be binding upon the Company, the Investors, the Key Holders and all of their respective successors and permitted assigns whether or not such party, assignee or other shareholder entered into or approved such amendment, modification, termination or waiver.  Notwithstanding the foregoing, (i) the definition of Major Investor shall not be amended or modified without the consent of all of the Major Investors that are then Significant Investors, (ii) this Agreement may not be amended, modified or terminated and the observance of any term hereunder may not be waived with respect to any Investor or Key Holder without the written consent of such Investor or Key Holder unless such amendment, modification, termination or waiver applies to all Investors and Key Holders, respectively, in the same fashion, (iii) the consent of the Key Holders shall not be required for any amendment, modification, termination or waiver if such amendment, modification, termination or waiver does not apply to the Key Holders, and (iv) Schedule A and/or Schedule B, as applicable, may be amended by the Company from time to time (a) in accordance with Section 6.11 (to add information regarding additional Investors) or Section 6.17 (to add information regarding additional Key Holders) or (b) to add information regarding permitted transferees or assignees of an Investor or Key Holder, in each case without the consent of the other parties hereto.  The Company shall give prompt written notice of any amendment, modification or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, modification, termination or waiver.  No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

6.9.                            Assignment of Rights.

(a)                                 The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(b)                                 Any successor or permitted assignee of any Key Holder, including any Prospective Transferee who purchases shares of Transfer Stock in accordance with the terms hereof, shall deliver to the Company and the Investors, as a condition to any transfer or assignment,  a counterpart signature page hereto pursuant to which such successor or permitted assignee shall confirm their agreement to be subject to and bound by all of the provisions set forth in this Agreement that were applicable to the predecessor or assignor of such successor or permitted assignee.

(c)                                  The rights of the Investors hereunder are not assignable without the Company’s written consent (which shall not be unreasonably withheld, delayed or conditioned), except (i) by an Investor to any Affiliate (including, for this purpose, in the case of a Purchaser that is a limited liability company, to a member of such limited liability company) or (ii) to an assignee or transferee who acquires at least 300,000 shares of Capital Stock (as adjusted for any stock combination, stock split, stock dividend, recapitalization or other similar transaction), it being acknowledged and agreed that any such assignment, including an assignment contemplated by the preceding clauses (i) or (ii) shall be subject to and conditioned upon any such assignee’s delivery to the Company and the other Investors of a counterpart signature page hereto pursuant to which such assignee shall confirm their agreement to be subject to and bound by all of the provisions set forth in this Agreement, including the provisions of Subsection 5.2, that were applicable to the assignor of such assignee.

(d)                                 Except in connection with an assignment by the Company by operation of law to the acquirer of the Company, the rights and obligations of the Company hereunder may not be assigned under any circumstances.

6.10.                     Severability.  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6.11.                     Additional Investors.  Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of Preferred Stock after the date hereof, any purchaser of such shares of Preferred Stock may become a party to this Agreement by executing and delivering a counterpart signature page to this Agreement and thereafter shall be deemed an “Investor” for all purposes hereunder.

6.12.                     Governing Law.  This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to conflict of law principles that would result in the application of any law other than the law of the Commonwealth of Massachusetts.

6.13.                     Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.14.                     Counterparts.  This Agreement may be executed in two or more counterparts (including, in the case of the Purchasers, Financing Signature Pages (as defined in the Purchase Agreement)), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts (including the Financing Signature Pages) may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.15.                     Aggregation of Stock.  All shares of Capital Stock held or acquired by Affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate (including, for this purpose, in the case of a Purchaser that is a limited liability company, to a member of such limited liability company).

6.16.                     Specific Performance.  In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, each Investor shall be entitled to specific performance of the agreements and obligations of the Company and the Key Holders hereunder and to such other injunction or other equitable relief as may be granted by a court of competent jurisdiction.

6.17.                     Additional Key Holders.  In the event that after the date of this Agreement, the Company issues shares of Common Stock to any employee or consultant, which shares would collectively constitute with respect to such employee or consultant (taking into account all shares of Common Stock, options and other purchase rights held by such employee or consultant) one percent (1%) or more of the Company’s then outstanding Common Stock (treating for this purpose all shares of Common Stock issuable upon exercise of or conversion of outstanding options, warrants or convertible securities, as if exercised or converted), the Company shall, as a condition to such issuance, cause such employee or consultant to execute a counterpart signature page hereto as a Key Holder, and such person shall thereby be bound by, and subject to, all the terms and provisions of this Agreement applicable to a Key Holder.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Right of First Refusal and Co-Sale Agreement as of the date first written above.

OVASCIENCE, INC.

By:	/s/ Michelle Dipp
Name:	Michelle Dipp
Title:	President and Chief Executive Officer

SIGNATURE PAGE TO AMENDED AND RESTATED RIGHT OF FIRST REFUSAL

AND CO-SALE AGREEMENT

KEY HOLDERS:

/s/ Richard H. Aldrich
Name: Richard Aldrich

RICHARD H. ALDRICH
IRREVOCABLE TRUST OF 2011

By:	/s/ Nicole Aldrich
Name: Nicole Aldrich
Title: Trustee

/s/ Michelle Dipp
Name: Michelle Dipp

/s/ David Sinclair
Name: David Sinclair

/s/ Jonathan Tilly
Name: Jonathan Tilly

/s/ Christoph Westphal
Name: Christoph Westphal

SIGNATURE PAGE TO AMENDED AND RESTATED RIGHT OF FIRST REFUSAL

AND CO-SALE AGREEMENT

SCHEDULE A
INVESTORS

Name and Address	Number of Shares Held
Bessemer Venture Partners VII, L.P. c/o Bessemer Venture Partners 1865 Palmer Avenue, Suite 104 Larchmont, NY 10538	960,000 shares of Series A Preferred Stock 290,909 shares of Series B Preferred Stock

Bessemer Venture Partners VII Institutional, L.P. c/o Bessemer Venture Partners 1865 Palmer Avenue, Suite 104 Larchmont, NY 10538	420,000 shares of Series A Preferred Stock 127,273 shares of Series B Preferred Stock

BVP VII Special Opportunity Fund L.P. c/o Bessemer Venture Partners 1865 Palmer Avenue, Suite 104 Larchmont, NY 10538	1,620,000 shares of Series A Preferred Stock 490,908 shares of Series B Preferred Stock

Longwood Fund, L.P. The Prudential Tower 800 Boylston Street, Suite 1555 Boston, MA 02199	3,000,000 shares of Series A Preferred Stock 1,818,181 shares of Series B Preferred Stock

The Peierls Foundation, Inc. c/o U.S. Trust Company of N.Y. 114 West 47th Street New York, NY 10036	200,000 shares of Series A Preferred Stock

General Catalyst Group V, L.P. 20 University Road, 4th Floor Cambridge, MA 02138	1,068,602 shares of Series B Preferred Stock

GC Entrepreneurs Fund V, L.P. 20 University Road, 4th Floor Cambridge, MA 02138	22,306 shares of Series B Preferred Stock

Fidelity Contrafund: Fidelity Advisor New Insights Fund 82 Devonshire Street, V13H Boston, MA 02109	1,090,900 shares of Series B Preferred Stock

Fidelity Select Portfolios: Biotechnology Portfolio 82 Devonshire Street, V13H Boston, MA 02109	212,300 shares of Series B Preferred Stock

Fidelity Advisor Series VII: Fidelity Advisor Biotechnology Fund 82 Devonshire Street, V13H Boston, MA 02109	12,800 shares of Series B Preferred Stock

BBT Fund, L.P. 201 Main Street, Suite 3200 Fort Worth, TX 76102	490,911 shares of Series B Preferred Stock

BBT Master Fund, L.P. 201 Main Street, Suite 3200 Fort Worth, TX 76102	327,274 shares of Series B Preferred Stock

Hunt — BioVentures, L.P. 1900 North Akard Street Dallas, TX 75201	90,910 shares of Series B Preferred Stock

Thomas Malley	31,819 shares of Series B Preferred Stock

Kenneth J. Novack	14,546 shares of Series B Preferred Stock

Leerink Swann Co-Investment Fund, LLC One Federal Street, 37th Floor Boston, MA 02110	10,910 shares of Series B Preferred Stock

David B. Musket	24,558 shares of Series B Preferred Stock

The Board of Trustees of the Leland Stanford Junior University (SEVF II) 635 Knight Way Stanford, CA 94305-7297	9,091 shares of Series B Preferred Stock

Cycad Group, LLC 1270 Coast Village Circle, Suite 100 Santa Barbara, CA 93108	363,637 shares of Series B Preferred Stock

RA Capital Healthcare Fund, LP 20 Park Plaza, Suite 1200 Boston, MA 02116	272,728 shares of Series B Preferred Stock

TOTAL:	6,200,000 shares of Series A Preferred Stock 6,770,563 shares of Series B Preferred Stock

SCHEDULE B
KEY HOLDERS

Name and Address	Number of Shares Held
Richard Aldrich c/o JDJ Resources Corp. 31 Milk Street Boston, MA 02109	526,445 shares of Common Stock

Richard H. Aldrich Irrevocable Trust of 2011 c/o JDJ Resources Corp. 31 Milk Street Boston, MA 02109	175,481 shares of Common Stock

Michelle Dipp c/o JDJ Resources Corp. 31 Milk Street Boston, MA 02109	701,927 shares of Common Stock

David Sinclair	701,927 shares of Common Stock

Jonathan Tilly	701,927 shares of Common Stock

Christoph Westphal c/o JDJ Resources Corp. 31 Milk Street Boston, MA 02109	701,927 shares of Common Stock

TOTAL:	3,509,634 shares of Common Stock